EXHIBIT 99.1

RSTAR CORPORATION STOCKHOLDERS APPROVE REVERSE STOCK SPLIT
AND AUTHORIZES BOARD TO IMPLEMENT THE STOCK SPLIT

Board decides to hold the actual implementation in abeyance until further action

Sunrise, Florida, February 4, 2003—rStar Corporation (NASDAQ: RTRCE) today announced that its stockholders approved a ten (10) for one (1) reverse stock split of the Company’s common stock at a special meeting held on February 3, 2003. The Company’s board of directors previously recommended the reverse stock split primarily to allow the Company to regain compliance with the Nasdaq SmallCap Market minimum bid price requirement of $1.00 per share. In order to effect the reverse stock split, the Company must file an amendment to its amended and restated certificate of incorporation. The stockholders have authorized the Board to implement the reverse stock split at any time before the first anniversary of the special meeting of stockholders.

In light of current proposed regulatory changes by Nasdaq, the Board decided to hold the actual implementation of the approved reverse stock split in abeyance until further action. The Company expects to remain listed on the Nasdaq SmallCap exchange.

About rStar

rStar Corporation (Nasdaq: RTRCE) through its StarBand Latin America (Holland) N.V. subsidiary, operates satellite-based rural telephony networks as well as high-speed consumer Internet access pilot networks for the SOHO and select consumer market segments in certain Latin American countries. Gilat Satellite Networks Ltd. (NASDAQ: GILTF) owns approximately 85% of rStar’s common stock. rStar is located in Sunrise, Florida, and can be reached at 954-858-1600.

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “estimate”, “project”, “intend”, “expect”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of rStar to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic and business conditions, inability to maintain market acceptance of rStar’s services, inability to timely develop and introduce new technologies, services and applications, rapid changes in the market for rStar’s services, loss of market share and pressure on prices resulting from competition, introduction of competing products by other companies, inability to manage growth and expansion, loss of key OEM partners, inability to attract and retain qualified personnel, inability to protect the Company’s proprietary technology and risks associated with rStar’s international operations. For additional information regarding these and other risks and uncertainties associated with rStar’s business, reference is made to rStar’s reports filed from time to time with the Securities and Exchange Commission.

rStar Contact Information:

Lior Kadosh,
Chief Financial Officer(USA)
Tel: +954.858.1600
lkadosh@gilatla.com

Tim Perrott,
VP, Investor Relations (USA)
Gilat Satellite Networks Ltd.
Tel: +703-848-1515
tim.perrott@spacenet.com